                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

================================================================================

                                CREDIT AGREEMENT

                                   dated as of

                               September 15, 2003

                                     between

                           UNIVERSAL ELECTRONICS INC.,
                                  as Borrower,

                                       and

                                 COMERICA BANK,
                                     as Bank

                                   $15,000,000

================================================================================

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATIONS................................................     1
     1.1    Definitions..................................................................     1
            "Acquisition"................................................................     1
            "Affiliate"..................................................................     1
            "Agreement" .................................................................     1
            "Applicable Unused Revolving Commitment Fee Percentage"......................     1
            "Asset" .....................................................................     2
            "Asset Sale".................................................................     2
            "Bank" ......................................................................     2
            "Bankruptcy Code"............................................................     2
            "Base Lending Rate Portion"..................................................     2
            "Base LIBOR".................................................................     2
            "Base Rate"..................................................................     2
            "Borrower"...................................................................     2
            "Borrowing"..................................................................     3
            "Business Day"...............................................................     3
            "Capital Expenditures".......................................................     3
            "Capital Lease"..............................................................     3
            "Capital Lease Obligations" .................................................     3
            "Capital Stock" .............................................................     3
            "Change of Control" .........................................................     3
            "Closing Date"...............................................................     4
            "Closing Fee"................................................................     4
            "Compliance Certificate".....................................................     4
            "Consolidated EBITDA"........................................................     4
            "Consolidated Effective Tangible Net Worth"..................................     4
            "Consolidated Interest Expense"..............................................     4
            "Consolidated Net Income"....................................................     4
            "Consolidated Total Liabilities to Consolidated Effective Tangible Net
                   Worth Ratio"..........................................................     4
            "Current Liabilities"........................................................     5
            "Debt" ......................................................................     5
            "Distributions"..............................................................     5
            "Dollars" or "$".............................................................     5
            "ERISA"......................................................................     5
            "ERISA Event"................................................................     5
            "ERISA Group"................................................................     6
            "Event of Default"...........................................................     6
            "Expenses"...................................................................     6
            "Fees".......................................................................     6
            "Financial Statement(s)".....................................................     6
            "GAAP".......................................................................     6
            "Governing Documents"........................................................     7
            "Governmental Authority".....................................................     7
            "Hazardous Materials"........................................................     7

            "Indemnified Person(s)"......................................................      7
            "Insolvency Proceeding"......................................................      7
            "Intangible Assets"..........................................................      8
            "Interest Payment Date"......................................................      8
            "Interest Period"............................................................      8
            "Internal Revenue Code"......................................................      8
            "ISP"........................................................................      8
            "Knowledge"..................................................................      9
            "Late Payment Fee"...........................................................      9
            "Lending Office".............................................................      9
            "Letter(s) of Credit"........................................................      9
            "Letter of Credit Application"...............................................      9
            "Letter of Credit Fee".......................................................      9
            "Letter of Credit Sublimit"..................................................      9
            "Letter of Credit Usage".....................................................      9
            "LIBOR"......................................................................      9
            "LIBOR Business Day".........................................................      9
            "LIBOR Lending Rate".........................................................      9
            "LIBOR Lending Rate Margin"..................................................     10
            "LIBOR Lending Rate Portion".................................................     10
            "LIBOR Reserve Percentage"...................................................     10
            "Lien".......................................................................     10
            "Loan Document(s)"...........................................................     10
            "Loans"......................................................................     11
            "Material Adverse Effect"....................................................     11
            "Multiemployer Plan" ........................................................     11
            "Note".......................................................................     11
            "Notice of Borrowing"........................................................     11
            "Notice of Conversion or Continuation".......................................     11
            "Obligations"................................................................     11
            "Old Lender".................................................................     12
            "Operating Lease"............................................................     12
            "Participant"................................................................     12
            "Pay-Off Letter".............................................................     12
            "PBGC".......................................................................     12
            "Permitted Debt".............................................................     12
            "Permitted Liens"............................................................     12
            "Person".....................................................................     13
            "Plan".......................................................................     13
            "Purchase Agreement".........................................................     13
            "Purchase Money Lien"........................................................     13
            "Quick Ratio"................................................................     13
            "Regulation D"...............................................................     13
            "Reimbursement Obligations"..................................................     13
            "Reportable Even" ...........................................................     13
            "Responsible Officer"........................................................     14
            "Retiree Health Plan"........................................................     14
            "Revolving Credit Commitment" ...............................................     14

            "Revolving Loans"............................................................     14
            "Revolving Loans Maturity Date"..............................................     14
            "SEC"........................................................................     14
            "Solvent"....................................................................     14
            "Subsidiary".................................................................     14
            "Swaps"......................................................................     15
            "Taxes"......................................................................     15
            "Transferee".................................................................     15
            "Uniform Customs"............................................................     15
            "Unmatured Event of Default" ................................................     15
            "Unused Revolving Commitment Fee"............................................     15
     1.2    Accounting Terms and Determinations..........................................     15
     1.3    Computation of Time Periods..................................................     15
     1.4    Construction.................................................................     16
     1.5    Exhibits and Schedules.......................................................     16
     1.6    No Presumption Against Any Party.............................................     16
     1.7    Independence of Provisions...................................................     16

ARTICLE II TERMS OF THE CREDIT...........................................................     17
     2.1    Revolving Loans..............................................................     17
     2.2    Reserved.....................................................................     17
     2.3    Reserved.....................................................................     17
     2.4    Interest Rates; Payments of Interest.........................................     17
     2.5    Notice of Borrowing Requirements.............................................     18
     2.6    Conversion or Continuation Requirements......................................     19
     2.7    LIBOR Costs..................................................................     20
     2.8    Illegality; Impossibility....................................................     21
     2.9    Disaster ....................................................................     21
     2.10   Increased Risk-Based Capital Cost............................................     21
     2.11   Note; Statements of Obligations..............................................     22
     2.12   Holidays.....................................................................     22
     2.13   Time and Place of Payments...................................................     22
     2.14   Fees.........................................................................     23

ARTICLE III LETTERS OF CREDIT............................................................     23
     3.1    Letters of Credit............................................................     23
     3.2    Procedure for Issuance of Letters of Credit..................................     24
     3.3    Fees, Commissions and Other Charges..........................................     24
     3.4    Reimbursement Obligations....................................................     25
     3.5    Obligations Absolute.........................................................     25
     3.6    Letter of Credit Payments....................................................     26
     3.7    Outstanding Letters of Credit Following Event of Default.....................     26
     3.8    Letter of Credit Applications................................................     26

ARTICLE IV CONDITIONS PRECEDENT..........................................................     27
     4.1    Conditions to Initial Loans or Letter of Credit..............................     27
     4.2    Conditions to all Loans and Letters of Credit................................     28

ARTICLE V REPRESENTATIONS AND WARRANTIES.................................................     29
     5.1    Legal Status.................................................................     29
     5.2    No Violation; Compliance.....................................................     29
     5.3    Authorization; Enforceability................................................     29
     5.4    Approvals; Consents..........................................................     29
     5.5    Liens .......................................................................     30
     5.6    Debt.........................................................................     30
     5.7    Litigation...................................................................     30
     5.8    No Default...................................................................     30
     5.9    Subsidiaries.................................................................     30
     5.10   Taxes .......................................................................     30
     5.11   Correctness of Financial Statements..........................................     30
     5.12   ERISA........................................................................     31
     5.13   Other Obligations............................................................     31
     5.14   Public Utility Holding Company Act...........................................     31
     5.15   Investment Company Act.......................................................     31
     5.16   Patents, Trademarks, Copyrights, and Intellectual Property, etc..............     31
     5.17   Environmental Condition......................................................     32
     5.18   Solvency.....................................................................     32

ARTICLE VI AFFIRMATIVE COVENANTS.........................................................     32
     6.1    Punctual Payments............................................................     32
     6.2    Books and Records............................................................     32
     6.3    Financial Statements.........................................................     32
     6.4    Existence; Preservation of Licenses; Compliance with Law.....................     33
     6.5    Insurance....................................................................     34
     6.6    Assets.......................................................................     34
     6.7    Taxes and Other Liabilities..................................................     34
     6.8    Notice to Bank...............................................................     34
     6.9    Employee Benefits............................................................     35
     6.10   Further Assurances...........................................................     36
     6.11   Bank Accounts................................................................     36
     6.12   Environment..................................................................     36

ARTICLE VII NEGATIVE COVENANTS...........................................................     36
     7.1    Use of Funds; Margin Regulation..............................................     36
     7.2    Debt.........................................................................     36
     7.3    Liens .......................................................................     37
     7.4    Merger, Consolidation, Transfer of Assets....................................     37
     7.5    Reserved.....................................................................     37
     7.6    Sales and Leasebacks.........................................................     37
     7.7    Asset Sales..................................................................     37
     7.8    Investments and Acquisitions.................................................     37
     7.9    Character of Business........................................................     38
     7.10   Distributions................................................................     38
     7.11   Guaranty.....................................................................     39
     7.12   Reserved.....................................................................     39
     7.13   Transactions with Affiliates.................................................     39

     7.14   Reserved.....................................................................     39
     7.15   Financial Condition..........................................................     39
     7.16   Transactions Under ERISA.....................................................     40

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES..............................................     41
     8.1    Events of Default............................................................     41
     8.2    Remedies.....................................................................     42
     8.3    Appointment of Receiver or Trustee...........................................     43
     8.4    Remedies Cumulative..........................................................     43

ARTICLE IX TAXES.........................................................................     43
     9.1    Taxes on Payments............................................................     43
     9.2    Indemnification For Taxes....................................................     44
     9.3    Evidence of Payment..........................................................     44

ARTICLE X MISCELLANEOUS..................................................................     44
     10.1   Notices......................................................................     44
     10.2   No Waivers...................................................................     44
     10.3   Expenses; Documentary Taxes; Indemnification.................................     45
     10.4   Amendments and Waivers.......................................................     46
     10.5   Successors and Assigns; Participations; Disclosure...........................     46
     10.6   Confidentiality..............................................................     47
     10.7   Counterparts; Effectiveness; Integration.....................................     47
     10.8   Severability.................................................................     47
     10.9   Knowledge....................................................................     47
     10.10  Additional Waivers...........................................................     48
     10.11  Destruction Of Borrower's Documents..........................................     48
     10.12  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER...................................     48

                             EXHIBITS AND SCHEDULES

Exhibit 2.5(b)    -     Form of Notice of Borrowing

Exhibit 2.6(b)    -     Form of Notice of Conversion or Continuation

Exhibit 4.1(b)    -     Form of Opinions of Borrower's Counsel

Exhibit 6.3(b)    -     Form of Compliance Certificate

Schedule 5.7      -     Litigation

Schedule 5.9      -     Subsidiaries

Schedule 5.12     -     Employee Benefit Plans

                                CREDIT AGREEMENT

                  This CREDIT AGREEMENT, dated as of September 15, 2003, is entered into between Borrower and Bank.

                  The parties hereto agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

                  1.1 Definitions. The following terms, as used herein, shall have the following meanings:

                  "Acquisition" means the acquisition of beneficial ownership of the Assets or Capital Stock of another Person in one or a series of transactions.

                  "Affiliate" means any Person (other than Borrower or any Subsidiary) (i) that, directly or indirectly, controls, is controlled by or is under common control with Borrower or any Subsidiary; (ii) which directly or indirectly beneficially owns or controls more than twenty-five percent (25%) or more of any class of voting stock of Borrower or any Subsidiary; or (iii) of whom more than twenty-five percent (25%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or any Subsidiary. For purposes of the foregoing, control (including controlled by and under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" means this Credit Agreement, as amended or restated from time to time in accordance with its terms.

                  "Applicable Unused Revolving Commitment Fee Percentage" means the percentage set forth in the table below opposite the average daily collected deposits of Borrower maintained at Bank for the prior fiscal quarter:

     AVERAGE DAILY COLLECTED DEPOSITS OF           APPLICABLE UNUSED REVOLVING COMMITMENT
        BORROWER MAINTAINED AT BANK                             FEE PERCENTAGE
         Greater than $7,000,000                                   0.000%

Equal to or greater than $4,000,000 and less                       0.125%
      than or equal TO $7,000,000

         Less than $4,000,000                                      0.250%

                  "Asset" means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

                  "Asset Sale" means any sale, transfer or other disposition of Borrower's or any Subsidiary's businesses or Asset(s) now owned or hereafter acquired, including shares of stock and indebtedness of any Subsidiary, receivables and leasehold interests.

                  "Bank" means Comerica Bank, a Michigan banking corporation.

                  "Bankruptcy Code" means The Bankruptcy Reform Act of 1978 (Pub. L. No. 95-598; 11 U.S.C.), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

                  "Base Lending Rate Portion" means any portion of any Loan designated by Borrower as bearing interest at the Base Lending Rate pursuant to
Section 2.5 or 2.6.

                  "Base LIBOR" applicable to any Interest Period for a LIBOR Lending Rate Portion means the offered rate per annum (rounded upward to the nearest one-hundredth of one percent (.001%)), if any, to first-class banks in the LIBOR market quoted by Bank at 11:00 a.m. Pacific time, two (2) LIBOR Business Days prior to the first day of such Interest Period for Dollar deposits of an amount comparable to the principal amount of the LIBOR Lending Rate Portion for which the LIBOR Lending Portion is being determined with maturities comparable to the Interest Period for which such LIBOR Lending Rate will apply.

                  "Base Rate" means the variable rate of interest announced by Bank at its corporate headquarters as its prime rate and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The Base Rate is determined by Bank from time to time as a means of pricing credit extensions to some customers and is neither directly tied to some external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions.

                  "Borrower" means Universal Electronics Inc., a Delaware corporation.

                  "Borrowing" means a borrowing of Revolving Loans from Bank pursuant to the terms and conditions hereof.

                  "Business Day" means any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of Los Angeles, California are authorized or required by law or executive order or decree to close.

                  "Capital Expenditures" means expenditures made in cash, or financed with long term debt, by any Person for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than one (1) year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Capital Lease Obligations, calculated in accordance with GAAP.

                  "Capital Lease" means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as an Asset and corresponding liability on the balance sheet of that Person.

                  "Capital Lease Obligations" of a Person means the amount of the obligations of such Person under all Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

                  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                  "Change of Control" means the time at which (i) any Person (including a Person's Affiliates and associates) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the shareholders of Borrower on the Closing Date) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Borrower equal to more than twenty-five percent (25%), or such Person or group shall otherwise obtain the power to control the election of the Board of Directors of Borrower, (ii) there shall be consummated any consolidation or merger of Borrower pursuant to which Borrower's common stock (or other capital stock) would be converted into cash, securities or other property, other than a merger or consolidation of Borrower in which the holders of such common stock (or other capital stock) immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock of the surviving corporation immediately after the merger as they had of Borrower's common stock immediately prior to such merger, or (iii) all or substantially all of Borrower's Assets shall be sold, leased, conveyed. or otherwise disposed of as an entirety or substantially as an entirety to any Person (including an Affiliate or associate of Borrower) in one or a series of transactions.

                  "Closing Date" means the date when all of the conditions set forth in Section 4.1 have been fulfilled to the reasonable satisfaction of Bank and its counsel.

                  "Closing Fee" has the meaning set forth in Section 2.14(b).

                  "Compliance Certificate" means a certificate of compliance to be delivered quarterly in accordance with Section 6.3(b), substantially in the form of Exhibit 6.3(b).

                  "Consolidated EBITDA" means, with respect to any period, the sum of (without duplication) (i) Consolidated Net Income for such period (excluding extraordinary gains and losses); (ii) Consolidated Interest Expense during such period; (iii) accrued federal and state income taxes payable by Borrower and the Subsidiaries during such period which are included in the determination of Consolidated Net Income; and (iv) Borrower's and the Subsidiaries' consolidated depreciation and amortization during such period; in each case calculated in accordance with GAAP.

                  "Consolidated Effective Tangible Net Worth" means, as of any date of determination, the result of (a) Borrower's consolidated total stockholder's equity, minus (b) the sum of (i) all Intangible Assets of Borrower, and (ii) all amounts due to Borrower from Affiliates.

                  "Consolidated Interest Expense" means, with respect to any period, the current interest accrued during such period in accordance with GAAP on the aggregate amount of Borrower's and the Subsidiaries' consolidated Debt, including the interest portion of Borrower's and the Subsidiaries' consolidated Capital Lease Obligations.

                  "Consolidated Net Income" means, with respect to any period, the consolidated net income of Borrower and the Subsidiaries after all federal, state and local income taxes reflected on Borrower's Financial Statement for such period, calculated in accordance with GAAP.

                  "Consolidated Total Liabilities to Consolidated Effective Tangible Net Worth Ratio" means, as of the date of determination, the ratio of
(i) Borrower's consolidated total liabilities, calculated in accordance with GAAP; to (ii) Consolidated Effective Tangible Net Worth.

                  "Current Liabilities" means, as of the date of determination, the sum of Borrower's consolidated liabilities coming due within one year (including all amounts due to Borrower's shareholders, officers and Affiliates), calculated in accordance with GAAP.

                  "Debt" means, as of the date of determination, the sum, but without duplication, of any and all of a Person's: (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Capital Lease Obligations;
(iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the deferred purchase price of property or services (including trade obligations); (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) obligations under all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, or supply funds to invest in any other Person, or otherwise to assure creditor against loss; (ix) obligations secured by any Lien on any Asset of such Person, whether or not such obligations have been assumed; and (x) Swaps; provided, however, Debt shall not include obligations arising out of trade payables incurred in the ordinary course of Borrower's business.

                  "Distributions" means dividends or distributions of earnings made by a Person to its shareholders, partners or members, as the case may be.

                  "Dollars" or "$" means lawful currency of the United States of America.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.

                  "ERISA Event" means (a) a Reportable Event with respect to a Plan or Multiemployer Plan, (b) the withdrawal of a member of the ERISA Group from a Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041 (c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under
Section 4042(a)(1), (2), or (3) of ERISA for the termination of or the appointment of a trustee to administer any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA of a member of the ERISA Group from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the Internal Revenue Code by a member of the ERISA Group.

                  "ERISA Group" means Borrower and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with Borrower are treated as a single employer under Section 414 of the Internal Revenue Code.

                  "Event of Default" has the meaning set forth in Section 8.1.

                  "Expenses" means (i) all expenses of Bank paid or incurred in connection with their due diligence and investigation of Borrower, including appraisal, filing, recording, documentation, publication and search fees and other such expenses, and all attorneys' fees and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred in connection with the structuring, negotiation, drafting, preparation, execution and delivery of this Agreement, the Loan Documents, and any and all other documents, instruments and agreements entered into in connection herewith;
(ii) all expenses of Bank, including attorneys' fees and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy
Code) paid or incurred in connection with the negotiation, preparation, execution and delivery of any waiver, forbearance, consent, amendment or addition to this Agreement or any Loan Document, or the termination hereof and thereof; (iii) all costs or expenses paid or advanced by Bank which are required to be paid by Borrower under this Agreement or the Loan Documents, including taxes and insurance premiums of every nature and kind of Bank; and (iv) if an Event of Default occurs, all expenses paid or incurred by Bank, including attorneys' fees and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code), costs of collection, suit, arbitration, judicial reference and other enforcement proceedings, and any other out-of-pocket expenses incurred in connection therewith or resulting therefrom whether or not suit is brought, or in connection with any refinancing or restructuring of the Obligations and the liabilities of Borrower under this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a workout.

                  "Fees" means the Closing Fee, the Late Payment Fee, the Letter of Credit Fees and the Unused Revolving Commitment Fees.

                  "Financial Statement(s)" means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments in the case of monthly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.

                  "GAAP" means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrower and the Subsidiaries shall be the same after such changes as if such changes had not been made.

                  "Governing Documents" means the certificate or articles of incorporation, amended and restated by-laws or other organizational or other governing documents of Borrower.

                  "Governmental Authority" means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as hazardous substances, hazardous materials, hazardous wastes, toxic substances, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or EP toxicity or are otherwise regulated for the protection of persons, property or the environment; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

                  "Indemnified Person(s)" has the meaning given to such term in
Section 10.3(c).

                  "Insolvency Proceeding" means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

                  "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                  "Interest Payment Date" means:

                                    (i)      with respect to each Base Lending
Rate Portion, the first day of each and every month commencing the first such day after the making of such Loan, and the Revolving Loans Maturity Date; and

                                    (ii)     with respect to each LIBOR Lending
Rate Portion, the earlier of: (1) the last day of the Interest Period with respect thereto, or (2) if the Interest Period has a duration of more than three months, every LIBOR Business Day that occurs during such Interest Period every three months from the first day of such Interest Period.

                  "Interest Period" means, with respect to each LIBOR Lending Rate Portion, the period commencing on the date of such LIBOR Lending Rate Portion and ending on the numerically corresponding day one (1), two (2), three
(3), four (4), or six (6) months thereafter as Borrower may elect pursuant to the applicable Notice of Borrowing or Notice of Conversion or Continuation; provided, however, that:

                                    (i)      any Interest Period which would
otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month in which case such Interest Period shall end on the immediately preceding LIBOR Business Day;

                                    (ii)     any Interest Period which begins on
the last LIBOR Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

                                    (iii)    no Interest Period respecting a
Revolving Loan may extend beyond the Revolving Loans Maturity Date.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and any and all regulations thereunder.

                  "ISP" means the International Standby Practices (1998 version), and any subsequent versions or revisions approved by a Congress of the International Chamber of Commerce Publication 590 and adhered to by Bank.

                  "Knowledge" has the meaning given to such term in Section
10.9.

                  "Late Payment Fee" has the meaning given to such term in
Section 2.14(c).

                  "Lending Office" means Bank's office located at its address set forth on the signature pages hereof, or such other office of Bank as it may hereafter designate as its Lending Office by notice to Borrower.

                  "Letter(s) of Credit" means any commercial or standby letter(s) of credit issued by Bank, pursuant to Section 3.1.

                  "Letter of Credit Application" means Bank's standard form of Commercial Letter of Credit Application or Standby Letter of Credit Application, as applicable.

                  "Letter of Credit Fee" has the meaning given to such term in
Section 3.3(a).

                  "Letter of Credit Sublimit" means Four Million Five Hundred Thousand Dollars ($4,500,000).

                  "Letter of Credit Usage" means, on any date of determination, the aggregate maximum amounts available to be drawn under all outstanding Letters of Credit, without regard to whether any conditions to drawing could then be met.

                  "LIBOR" means London interbank offered rate.

                  "LIBOR Business Day" means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in Los Angeles, California and London, England.

                  "LIBOR Lending Rate" means, with respect to a LIBOR Lending Rate Portion, the rate per annum (rounded upwards if necessary to the nearest one hundredth of one percent (.001%)), determined as the sum of: (a) the quotient of: (i) Base LIBOR for the relevant Interest Period of such LIBOR Lending Rate Portion; divided by (ii) the number equal to one hundred percent (100%) minus the LIBOR Reserve Percentage with respect to such Interest Period; plus (b) the LIBOR Lending Rate Margin. The LIBOR Lending Rate shall be adjusted automatically on the effective date of any change in the LIBOR Reserve Percentage, such adjustment to affect any LIBOR Lending Rate Portion outstanding on such effective date to the extent such change is applied retroactively to eurocurrency funding of a member bank in the Federal Reserve System. Each determination of a LIBOR Lending Rate by Bank, including, but not limited to, any determination as to the applicability or allocability of reserves to eurocurrency liabilities or as to the amount of such reserves, shall be conclusive and final in the absence of manifest error.

                  "LIBOR Lending Rate Margin" means one and one quarter percentage points (125 basis points).

                  "LIBOR Lending Rate Portion" means any portion of any Loan designated by Borrower as bearing interest at the LIBOR Lending Rate pursuant to
Section 2.5 or 2.6.
                  "LIBOR Reserve Percentage" means, for any Interest Period of any LIBOR Lending Rate Portion, the daily average of the stated maximum rate (rounded upward to the nearest one hundredth of one percent (.001%)), as determined by Bank in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), at which reserves are required to be maintained during such Interest Period by Bank (including supplemental, marginal, and emergency reserves) under Regulation D by Bank against Eurocurrency liabilities (as such term is defined in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to Bank from time to time under Regulation D. Without limiting the generality of the foregoing, LIBOR Reserve Percentage shall include any other reserves required to be maintained by Bank against (i) any category of liabilities that includes deposits by reference to which the LIBOR Lending Rate for a LIBOR Lending Rate Portion is being determined and (ii) any category of extension of credit or other assets that includes LIBOR Lending Rate Portion.

                  "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

                  "Loan Document(s)" means each of the following documents, instruments, and agreements individually or collectively, as the context requires:

                                    (i)      the Note; and

                                    (ii)     such other documents, instruments,
and agreements as Bank may reasonably request in connection with the transactions contemplated hereunder.

                  "Loans" means the Revolving Loans.

                  "Material Adverse Effect" means a material adverse effect on
(i) the business, Assets, condition (financial or otherwise) or results of operations of Borrower or any Subsidiary; provided that in the case of a Subsidiary, taken as a whole with Borrower: (ii) the ability of Borrower to perform its obligations under this Agreement and the Loan Documents to which it is a party (including, without limitation, repayment of the Obligations as they come due), or (iii) the validity or enforceability of this Agreement, the Loan Documents, or the rights or remedies of Bank hereunder and thereunder.

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA or Section 3(37) of ERISA to which any member of the ERISA Group has contributed, or was obligated to contribute, within the preceding six plan years (while a member of such ERISA Group) including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

                  "Note" means, the Promissory Note, dated as of even date herewith, executed by Borrower to the order of Bank, in the principal amount of Fifteen Million Dollars ($15,000,000).

                  "Notice of Borrowing" means an irrevocable notice from Borrower to Bank of Borrower's request for a Borrowing pursuant to the terms of
Section 2.5, substantially in the form of Exhibit 2.5(b).

                  "Notice of Conversion or Continuation" means a written notice given pursuant to the terms of Section 2.6(b), substantially in the form of
Exhibit 2.6(b).

                  "Obligations" means any and all indebtedness, liabilities, and obligations of Borrower owing to Bank and to its successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 2.4(b) and including any interest that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding. The Obligations shall include, without limiting the generality of the foregoing, all principal and interest owing under the Loans, all Reimbursement Obligations, all Expenses, the Fees, any other fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement and/or the Loan Documents.

                  "Old Lender" means Bank of America. N.A.

                  "Operating Lease" means any lease of an Asset by a Person which, in conformity with GAAP, is not a Capital Lease.

                  "Participant" has the meaning set forth in Section 10.5(d).

                  "Pay-Off Letter" means that certain letter, in form and substance reasonably satisfactory to Bank, from Old Lender respecting the amount necessary to repay in full all of the obligations of Borrower or any Subsidiary owing to Old Lender and obtain a termination or release of all of the Liens existing in favor of Old Lender in and to the Assets of Borrower and such Subsidiaries.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Debt" means (i) Debt owing to Bank in accordance with the terms of this Agreement and the Loan Documents, and (ii) Debt up to a maximum aggregate amount of One Million Dollars ($1,000,000) outstanding at any one time incurred in the ordinary course of business and secured by the Liens described in clause (iv) of the definition of Permitted Liens hereinbelow and
(iii) Debt owing to ABN Amro from Borrower's Subsidiary, Universal Electronics BV located in Enschede Netherlands pursuant to a $500,000 revolving credit line.

                  "Permitted Liens" means (i) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (ii) Liens in favor of Bank, in accordance with the Loan Documents, (iii) statutory Liens, such as inchoate mechanics', inchoate materialmen's, landlord's, warehousemen's, and carriers' liens, and other similar liens, other than those described in clause (i) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture;
(iv) Liens relating to Capital Lease Obligations permitted hereunder and Liens securing any leases permitted in Section 7.5, (v) judgment Liens that do not constitute an Event of Default under Section 8.1(i), (vi) Liens, if they constitute such, of any true lease and consignment UCC filings permitted hereunder, and (vii) Purchase Money Liens.

                  "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                  "Plan" means an employee benefit plan as defined in Section 3(3) of ERISA in which any personnel of any member of the ERISA Group participate or from which any such personnel may derive a benefit or with respect to which any member of the ERISA Group may incur liability, excluding any Multiemployer Plan, but including any plan either established or maintained by any member of the ERISA Group or to which such Person contributes under the laws of any foreign country.

                  "Purchase Agreement" means an agreement between a purchaser and a seller setting forth the terms and conditions for the consummation of an Acquisition.

                  "Purchase Money Lien" means a Lien on any item of equipment of Borrower; provided that (i) such Lien attaches only to that Asset and (ii) the purchase-money obligation secured by such item of equipment does not exceed one hundred percent (100%) of the purchase price of such item of equipment.

                  "Quick Ratio" means, as of the date of determination, the ratio of (i) Borrower's accounts receivable plus Borrower's cash on hand and marketable securities, to (ii) Current Liabilities (including the Obligations).

                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended or supplemented from time to time.

                  "Reimbursement Obligations" means the obligations of Borrower to reimburse Bank pursuant to Section 3.5 amounts drawn under Letters of Credit.

                  "Reportable Event" means any of the events described in
Section 4043 (c) of ERISA other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                  "Responsible Officer" means either the Chief Executive Officer, Chief Financial Officer or Controller of a Person, or such other officer, or employee of such Person designated by a Responsible Officer in a writing delivered to Bank.

                  "Retiree Health Plan" means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                  "Revolving Credit Commitment" means Fifteen Million Dollars ($15,000,000).

                  "Revolving Loans" has the meaning given to such term in
Section 2.1.

                  "Revolving Loans Maturity Date" means August 31, 2006.

                  "SEC" means United States Securities and Exchange Commission.

                  "Solvent means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the Assets of such Person is greater than such Person's probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the fair valuation of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term debts includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

                  "Subsidiary" means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which Borrower or one or more Subsidiaries of Borrower at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                  "Swaps" means payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating a Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined, in respect thereof as of the end of the then most recently ended fiscal quarter of Borrower, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to each party thereto or if any such agreement provides for the simultaneous payment of amounts by and to each party, then in each such case, the amount of such obligation shall be the net amount so determined.

                  "Taxes" has the meaning set forth in Section 9.1.

                  "Transferee" has the meaning set forth in Section 11.5(e).

                  "Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                  "Unmatured Event of Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Unused Revolving Commitment Fee" has the meaning given to such term in Section 2.14(a).


                  1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

                  1.3 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word from means from and including and the words to and until each mean to but excluding. Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

                  1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or. References in this Agreement to determination by Bank include good faith estimates by Bank (in the case of quantitative determinations), and good faith beliefs by Bank (in the case of qualitative determinations). The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, except when a specific reference to a particular provision is made.

Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

                  1.5 Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

                  1.6 No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

                  1.7 Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

                                   ARTICLE II

                               TERMS OF THE CREDIT

                  2.1 Revolving Loans. Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, and subject to the other terms and conditions hereof, Bank agrees to make revolving loans "Revolving Loans") to Borrower, upon notice in accordance with Section 2.5(b), from the Closing Date up to but not including the Revolving Loans Maturity Date, the proceeds of which shall be used only for the purposes allowed in Section 7.1
(a), subject to the following conditions and limitations:

                           (a)      the principal amount of Revolving Loans
outstanding after giving effect to any proposed Borrowing plus the Letter of Credit Usage on such date shall not exceed the Revolving Credit Commitment;


                           (b)      Borrower shall not be permitted to borrow,
and Bank shall not be obligated to make, any Revolving Loans to Borrower, unless and until all of the conditions for a Borrowing set forth in Section 4.2 have been met to the satisfaction of Bank in its sole and absolute discretion; and


                           (c)      Borrower may repay and, subject to the terms
and conditions hereof, reborrow Revolving Loans. All such repayments shall be without penalty or premium except as otherwise required by Section 2.7 with respect to repayments of LIBOR Lending Rate Portions. Borrower shall give Bank at least three (3) Business Days' prior written notice of any repayment of a Base Lending Rate Portion and at least three (3) LIBOR Business Days' prior written notice of any repayment of a LIBOR Lending Rate Portion. On the Revolving Loans Maturity Date, Borrower shall pay to Bank the entire unpaid principal balance of the Revolving Loans together with all accrued but unpaid interest thereon,

                  2.2      Reserved.

                  2.3      Reserved.

                  2.4      Interest Rates; Payments of Interest.

                           (a)      Revolving Loans. Subject to the terms and
conditions hereof, all Revolving Loans, or portions thereof, may be outstanding as either Base Lending Rate Portions or LIBOR Lending Rate Portions, by designating, in accordance with Sections 2.5(b) and 2.6(b), either the Base Lending Rate or the LIBOR Lending Rate to apply to all or any portion of the unpaid principal balance of the Revolving Loans.

                           (b)      Reserved.

                           (c)      Limitations on LIBOR Lending Rate Portions.
LIBOR Lending Rate Portions shall be in minimum aggregate amounts each of One Million Dollars ($1,000,000).

                           (d)      Lending Office. Each type of Loan shall be
made and maintained by Bank at Bank's Lending Office for such type of Loan.

                           (e)      Default Rate. Upon the occurrence and during
the continuance of an Event of Default, in addition to and not in substitution of any of Bank's other rights and remedies with respect to such Event of Default, at Bank's option, the entire unpaid principal balance of the Loans shall bear interest at the otherwise applicable rate(s) plus three hundred (300) basis points. In addition, interest, Expenses, the Fees, and other amounts due hereunder not paid when due shall bear interest at the Base Lending Rate plus three hundred (300) basis points until such overdue payment is paid in full.

                           (f)      Computation of Interest. All computations of
interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. In the event that the Base Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on all Base Lending Rate Portions shall be made as of 12:01 a.m. (Pacific time) on the effective date of the change in the Base Rate. Interest shall accrue from the Closing Date to the date of repayment of the Loans in accordance with the provisions of this Agreement; provided, however, if a Loan is repaid on the same day on which it is made, then one (1) day's interest shall be paid on that Loan. Any and all interest not paid when due shall thereafter be deemed to be a Revolving Loan as a Base Lending Rate Portion made under Section 2.1 and shall bear interest thereafter as provided for in Section 2.4(e).

                           (g)      Maximum Interest Rate. In no event shall the
interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Bank shall refund to Borrower such excess.

                           (h)      Payments of Interest. All accrued but unpaid
interest on the Loans, calculated in accordance with this Section 2.4, shall be due and payable, in arrears, on each and every Interest Payment Date.

                  2.5      Notice of Borrowing Requirements.

                           (a)      Each Borrowing of a Base Lending Rate
Portion shall be made on a Business Day, and each Borrowing of a LIBOR Lending Rate Portion shall be made on a LIBOR Business Day.

                           (b)      Each Borrowing shall be made upon telephonic
notice given by a Responsible Officer of Borrower, and, at Bank's request, followed by a Notice of Borrowing, given by facsimile or personal service, delivered to Bank at the address set forth in the Notice of Borrowing. If for a Base Lending Rate Portion, Bank shall be given such notice no later than 11:00 a.m., Pacific time, one (1) Business Day prior to the day on which such Borrowing is to be made, and, if for a LIBOR Lending Rate Portion, Bank shall be given notice no later than 9:00 a.m., Pacific time, three (3) LIBOR Business Days prior to the day on which such Borrowing is to be made, and such notice shall state the amount thereof (subject to the provisions of Section 2.1).

                           (c)      Bank shall not incur any liability to
Borrower in acting upon any telephonic notice which Bank believes in good faith to have been given by a Responsible Officer of Borrower, or for otherwise acting in good faith under this Section 2.5, and in making any Loans pursuant to any such telephonic notice.

                           (d)      So long as all of the conditions for a
Borrowing of a Loan set forth herein have been satisfied, Bank shall credit the proceeds of such Loan on the applicable Borrowing date into Borrower's general deposit account number 1892476985 maintained with Bank or any other demand deposit account maintained by Borrower with Bank as Borrower may, from time to time, specify by notice to Bank.

                  2.6      Conversion or Continuation Requirements.

                           (a)      Borrower shall have the option to: (i)
convert, at any time, all or any portion of any of the outstanding Loans, subject to the limitations and requirements of Section 2.4(a), from a portion bearing interest at one of the interest rate options available pursuant to
Section 2.4(a) to another; or (ii) upon the expiration of any Interest Period applicable to a LIBOR Lending Rate Portion, to continue all or any portion of such LIBOR Lending Rate Portion as a LIBOR Lending Rate Portion with the succeeding Interest Period(s) of such continued LIBOR Lending Rate Portion commencing on the expiration date of the Interest Period previously applicable thereto, subject to the following limitations:

                                    (i)      a LIBOR Lending Rate Portion may
only be converted to a Base Lending Rate Portion, or continued as a LIBOR Lending Rate Portion, on the expiration date of the Interest Period applicable thereto;

                                    (ii)     no outstanding Loan, or portion
thereof, may be continued as, or be converted into, a LIBOR Lending Rate Portion in the event that, on the earlier of the date of the delivery of the Notice of Conversion or Continuation or the telephonic notice in respect thereof, any Event of Default or Unmatured Event of Default has occurred and is continuing;

                                    (iii)    if Borrower fails to deliver the
appropriate Notice of Conversion or Continuation or the telephonic notice in respect thereof pursuant to the required notice period before the expiration of the Interest Period of a LIBOR Lending Rate Portion, such LIBOR Lending Rate Portion shall automatically be converted to a Base Lending Rate Portion; and

                                    (iv)     no outstanding portion of a Loan
may be continued as, or be converted into, a LIBOR Lending Rate Portion in the event that, after giving effect to such conversion or continuation, there would be more than five (5) LIBOR Lending Rate Portions outstanding.

                           (b)      Borrower shall give telephonic notice of any
proposed continuation or conversion pursuant to this Section 2.6, and, at Bank's request, followed by a Notice of Conversion or Continuation, given by facsimile or personal service, delivered to Bank at the address set forth in the Notice of Conversion or Continuation. Bank shall be given such notice no later than 11:00 a.m., Pacific time, on the Business Day which is the proposed conversion date (in the case of a conversion to a Base Lending Rate Portion) and no later than 9:00 a.m., Pacific time, three (3) LIBOR Business Days in advance of the proposed conversion or continuation date(in the case of a conversion to, or a continuation of, a LIBOR Lending Rate Portion). If such Notice of Conversion or Continuation is received by Bank not later than 11:00 a.m., Pacific time, on a LIBOR Business Day, such day shall be treated as the first LIBOR Business Day of the required notice period. In any other event, such notice will be treated as having been received at the opening of business of the next LIBOR Business Day. A Notice of Conversion or Continuation shall specify: (1) the proposed conversion or continuation date (which shall be a Business Day or a LIBOR Business Day, as applicable); (2) the amount of the Revolving Loan to be converted or continued; (3) the nature of the proposed conversion or continuation; and (4) in the case of a conversion to or continuation of a LIBOR Lending Rate Portion, the requested Interest Period.

                           (c)      Bank shall not incur any liability to
Borrower in acting upon any telephonic notice referred to above which Bank believes in good faith to have been given by a Responsible Officer of Borrower or for otherwise acting in good faith under this Section 2.6. Any Notice of Conversion or Continuation (or telephonic notice in respect thereof) shall be irrevocable and Borrower shall be bound to convert or continue in accordance therewith.

                  2.7      LIBOR Costs.

                           (a)      Borrower shall reimburse Bank for any
increase in Bank's costs (which shall include, but not be limited to, taxes, other than taxes imposed on the overall net income of Bank, fees or charges), or any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain outstanding the principal amount of the Loans) incurred by it directly or indirectly resulting from the making of any LIBOR Lending Rate Portion due to: (i) the modification, adoption, or enactment of any law, rule, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (ii) the modification or new application of any law, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any monetary or fiscal agency or authority which becomes effective after the date hereof; (iv) violations by Borrower of the terms of this Agreement; or (v) any prepayment of a LIBOR Lending Rate Portion at any time prior to the end of the applicable Interest Period, including pursuant to Section 8.2.

                           (b)      The amount of such costs, losses, or
expenses shall be reasonably determined solely by Bank based upon the assumption that Bank funded one hundred percent (100%) of each LIBOR Lending Rate Portion in the LIBOR market. In attributing Bank's general costs relating to its eurocurrency operations to any transaction under this Agreement or averaging any costs over a period of time, Bank may use any reasonable attribution or averaging methods which it deems appropriate and practical. Bank shall notify Borrower of the amount due Bank pursuant to this Section 2.7 in respect of any LIBOR Lending Rate Portion as soon as practicable but in any event within forty-five (45) days after the last day of the Interest Period of such LIBOR Lending Rate Portion, and Borrower shall pay to Bank the amount due within fifteen (15) days of its receipt of such notice. A certificate as to the amounts payable pursuant to the foregoing sentence together with whatever detail is reasonably available to Bank shall be submitted by Bank to Borrower. Such determination shall, if not objected to within ten (10) days, be conclusive and binding upon Borrower in the absence of manifest error. If Bank claims increased costs, loss, or expenses pursuant to this Section 2.7, then Bank, if requested by Borrower, shall use reasonable efforts to take such steps that Borrower reasonably requests, including designating different Lending Offices, as would eliminate or reduce the amount of such increased costs, losses, or expenses, so long as taking such steps would not, in the reasonable judgment of Bank, otherwise be disadvantageous to Bank. Any recovery by Bank or its Lending Office of amounts previously borne by Borrower pursuant to this Section 2.7 shall be promptly remitted, without interest (unless Bank received interest on such recovered amounts), to Borrower by Bank.

                  2.8 Illegality; Impossibility. Notwithstanding anything herein to the contrary, if Bank determines (which determination shall be conclusive absent manifest error) that any law, rule, regulation, treaty or directive, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank (or its Lending Office) to fund or maintain a LIBOR Lending Rate Portion in the LIBOR market or to continue such funding or maintaining, then Bank shall give notice of such circumstances to Borrower and (a) in the case of each and every LIBOR Lending Rate Portion which is outstanding, Borrower shall, if requested by Bank, prepay such LIBOR Lending Rate Portion(s) on or before the date specified in such request, together with interest accrued thereon, and the date so specified shall be deemed to be the last day of the Interest Period of that LIBOR Lending Rate Portion, and concurrent with any such prepayment, Bank shall make a Base Lending Rate Portion to Borrower in the principal amount equal to the principal amount of the LIBOR Lending Rate Portions so prepaid, and (b) Bank shall not be obligated to make any further LIBOR Lending Rate Portions until Bank determines that it would no longer be unlawful or impossible to do so.

                  2.9 Disaster. Notwithstanding anything herein to the contrary, if Bank determines (which determination shall be conclusive absent manifest error) that (a) Bank is unable to determine the LIBOR Lending Rate with respect to any Notice of Borrowing or Notice of Conversion or Continuation selecting the LIBOR Lending Rate because quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relative maturities or (b) the LIBOR Lending Rate will not adequately reflect the cost to Bank of making or funding LIBOR Lending Rate Portions, then (i) the right of Borrower to select the LIBOR Lending Rate shall be suspended until Bank notifies Borrower that the circumstances causing such suspension no longer exist, and (ii) Borrower shall repay in full the then outstanding principal balance of all LIBOR Lending Rate Portions, together with interest accrued thereon, on the last day of the Interest Period applicable to each such LIBOR Lending Rate Portion, and concurrent with any such prepayment, Bank shall make a Base Lending Rate Portion to Borrower in the principal amount equal to the principal amount of the LIBOR Lending Rate Portions so repaid.

                  2.10 Increased Risk-Based Capital Cost. If the amount of capital required or expected to be maintained by Bank or any Person directly or indirectly owning or controlling Bank (each a "Control Person"), shall be affected by:

                           (a)      the introduction or phasing in of any law,
rule or regulation after the date hereof;

                           (b)      any change after the date hereof in the
interpretation of any existing law, rule or regulation by any central bank or United States or foreign governmental authority charged with the administration thereof; or

                           (c)      compliance by Bank or such Control Person
with any directive, guideline or request from any central bank or United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof, and Bank shall have reasonably determined that such introduction, phasing in, change or compliance shall have had or will thereafter have the effect of reducing (x) the rate of return on Bank's or such Control Person's capital, or (y) the asset value to Bank or such Control Person of the Loans made or maintained by Bank, in either case to a level below that which Bank or such Control Person could have achieved or would thereafter be able to achieve but for such introduction, phasing in, change or compliance (after taking into account Bank's or such Control Person's policies regarding capital), in either case by an amount which Bank in its reasonable judgment deems material, then, on demand by Bank, Borrower shall pay to Bank or such Control Person such additional amount or amounts as shall be sufficient to compensate Bank or such Control Person, as the case may be, for such reduction.

                  2.11 Note; Statements of Obligations. The Loans and Borrower's obligation to repay the same shall be evidenced by the Note, this Agreement and the books and records of Bank. Bank shall render monthly statements of the Loans to Borrower, including statements of all principal and interest owing on the Loans, and all Fees and Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Bank's unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Bank, at the address specified in Section 10.1, written objection thereof specifying the error or errors, if any, contained in any such statement.

                  2.12 Holidays. Any principal or interest in respect of the Loans (other than in respect of a LIBOR Lending Rate Portion) which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Bank, for any reason no longer constitute a Business Day, Bank may change such specified due date in accordance with this Section 2.12.

                  2.13     Time and Place of Payments.

                           (a)      All payments due hereunder shall be made
available to Bank in immediately available Dollars, not later than 12:00 p.m., Pacific time, on the day of payment, to the following address or such other address as Bank may from time to time specify by notice to Borrower:

                           Comerica Bank
                           301 East Ocean Boulevard, Suite 1800
                           Long Beach, CA 90802
                           Attention: Thomas R. Kelly

                           (b)      Borrower hereby authorizes Bank to charge
Borrower's demand deposit account number 1892476985 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the amount of any payment due or past due hereunder or under any Loan Document, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable in cash by Borrower.

                           (c)      In addition, Borrower hereby authorizes Bank
at its option, without prior notice to Borrower, to advance a Revolving Loan as a Base Lending Rate Portion for any payment due or past due hereunder, including interest owing on the Loans, the Fees and all Expenses, and to pay the proceeds of such Revolving Loan to Bank for application toward such due or past due payment.

                  2.14     Fees.

                           (a)      Borrower shall pay to Bank on a quarterly
basis an unused commitment fee (the "Unused Revolving Commitment Fee") in an amount equal to the Applicable Unused Commitment Fee Percentage times the difference of the Revolving Credit Commitment minus the sum of (i) the average daily outstanding Revolving Loans during the prior quarter plus (ii) the average daily Letter of Credit Usage during the prior quarter. The Unused Commitment Fee shall begin to accrue on the Closing Date and shall be due and payable, in arrears, on the first Business Day of each and every calendar quarter, and the Revolving Loans Maturity Date. The Unused Commitment Fee shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed.

                           (b)      Borrower shall pay to Bank a fee (the
"Closing Fee") in an amount equal to Two Thousand Five Hundred Dollars ($2,500), receipt of which is hereby acknowledged. The Closing Fee is fully earned and nonrefundable.

                           (c)      If any payment due hereunder, whether for
principal, interest, or otherwise, is not paid on or before the tenth (10th) day after the date such payment is due, in addition to and not in substitution of any of Bank's other rights and remedies with respect to such nonpayment, Borrower shall pay to Bank a late payment fee (the "Late Payment Fee") equal to five percent (5%) of the amount of such overdue payment. The Late Payment Fee shall be due and payable on the eleventh (11th) day after the due date of the overdue payment with respect thereto.

                                   ARTICLE III

                                LETTERS OF CREDIT

                  3.1      Letters of Credit.

                           (a)      Provided that no Event of Default or
Unmatured Event of Default is continuing and subject to the other terms and conditions hereof, Bank agrees to issue commercial and standby letters of credit ("Letters of Credit") for the account of Borrower in such form as may be approved from time to time by Bank, subject to the following limitations:

                                    (i)      The face amount of the Letter of
Credit requested if and when issued must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans plus the Letter of Credit Usage to exceed the Revolving Credit Commitment;

                                    (ii)     The face amount of the Letter of
Credit requested if and when issued must not cause the Letter of Credit Usage to exceed the Letter of Credit Sublimit;

                                    (iii)    Standby Letters of Credit may not
have an expiry date or draw period which extends beyond the earlier of (x) 365 days following the date of issuance, or (y) the date which is thirty (30) days prior to the Revolving Loans Maturity Date;

                                    (iv)     Commercial Letters of Credit may
not have an expiry date or draw period which extends beyond the date which is thirty (30) days prior to the Revolving Loans Maturity Date; and

                                    (v)      The conditions specified in Section
4.2 shall have been satisfied on the date of issuance of such Letter of Credit.

                           (b)      Each Letter of Credit shall (i) be
denominated in Dollars, and (ii) be a standby letter of credit issued to support obligations of Borrower or any Subsidiary, contingent or otherwise, to finance the working capital and business needs of Borrower or such Subsidiary, in the ordinary course of business or Acquisitions, either permitted under Section 7.8 or otherwise consented to, in writing, by Bank.

                           (c)      Each Letter of Credit shall be subject to
the Uniform Customs or the ISP, as determined by Bank, in its sole discretion, and, to the extent not inconsistent therewith, the laws of the State of California.

                           (d)      The Bank shall not at any time be obligated
to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Bank to exceed any limits imposed by its organizational or governing documents or by any applicable law, rule, regulation or treaty or determination of an arbitrator or a court or other governmental authority to which Bank is subject.

                  3.2 Procedure for Issuance of Letters of Credit. Borrower may request that the Bank issue a Letter of Credit at any time prior to the date which is thirty (30) days prior to the Revolving Loans Maturity Date by delivering to the Bank a Letter of Credit Request at its address for notices specified herein a Letter of Credit Request therefor, completed to the satisfaction of the Bank, together with such other certificates, documents and other papers and information as the Bank may request. Upon receipt of any Letter of Credit Request, the Bank will process such Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Bank and Borrower. The Bank shall furnish a copy of such Letter of Credit to Borrower promptly following the issuance thereof.

                  3.3      Fees, Commissions and Other Charges.

                           (a)      With respect to each Standby Letter of
Credit, Borrower shall pay to Bank a fee in an amount equal to the greater of $600 or the face amount of such Standby Letter of Credit times one and one quarter percent (1.25%) per annum pro-rated for time period shorter than one year (the "Standby Letter of Credit Fee"). The Standby Letter of Credit Fee shall be due and payable Upon issuance of the applicable Letter of Credit and again on" each anniversary thereof; "With respect to each Commercial Letter of Credit, Borrower shall pay to Bank Bank's standard fees as set forth on Bank's Commercial Letter of Credit Fee Schedule, as updated from time to time (the "Commercial Letter of Credit Fee"). The Standby Letter of Credit Fee and the Commercial Letter of Credit Fee are collectively referred to herein as the "Letter of Credit Fees".

                           (b)      In addition to the foregoing, Borrower shall
pay or reimburse the Bank for such normal and customary costs and expenses as are reasonably incurred or charged by the Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

                  3.4      Reimbursement Obligations.

                           (a)      Borrower agrees to reimburse the Bank on the
same Business Day on which a draft is presented under any Letter of Credit and paid by the Bank, provided that the Bank provides notice to Borrower prior to 11:00 a.m., Pacific time, on such Business Day and otherwise Borrower will reimburse the Bank on the next succeeding Business Day; provided, further, that the failure to provide such notice shall not affect Borrower's absolute and unconditional obligation to reimburse the Bank when required hereunder for any draft paid under any Letter of Credit. The Bank shall provide notice to Borrower on such Business Day as a draft is presented and paid by the Bank indicating the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Bank in connection with such payment. Each such payment shall be made to the Bank at its address specified on the signature pages hereof in Dollars.

                           (b)      Interest shall be payable on any and all
amounts remaining unpaid by Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Revolving Loans that are (i) in the case of the first day on which such amounts become payable (except where such amounts become payable by reason of the acceleration thereof), Base Lending Rate Portions which were not then overdue and (ii) in all cases to which clause (i) is not applicable, Base Lending Rate Portions which were then overdue.

                           (c)      Each drawing under any Letter of Credit
shall constitute a request by Borrower to Bank for a Borrowing of a Revolving Loan as a Base Lending Rate Portion. The date of such drawing shall be deemed the date on which such Borrowing is made.

                  3.5      Obligations Absolute.

                           (a)      Borrower's obligations under this Article
III shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit.

                           (b)      Borrower also agrees with the Bank that
Borrower's Reimbursement Obligations under Section 3.4 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of Borrower against the beneficiary of such Letter of Credit or any such transferee

                           (c)      Bank shall not be liable for any error,
omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Bank's gross negligence or willful misconduct.

                           (d)      Borrower agrees that any action taken or
omitted by the Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on Borrower and shall not result in any liability of the Bank to Borrower.

                  3.6 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the responsibility of the Bank to Borrower in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In determining whether to pay under any Letter of Credit, only the Bank shall be responsible for determining that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

                  3.7 Outstanding Letters of Credit Following Event of Default. With respect to all Letters of Credit outstanding upon the occurrence of an Unmatured Event of Default or Event of Default, Borrower shall either replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or provide the Bank, as security for such Letters of Credit, with a cash collateral deposit in an amount equal to one hundred and five percent (105%) of the Letter of Credit Usage for so long as such Letters of Credit remain outstanding during the continuance of such Unmatured

Event of Default or Event of Default. Borrower hereby grants to Bank a security interest in such cash collateral to secure all Obligations of Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by Bank to the payment of drafts drawn under such Letters of Credit and the payment of customary costs and expenses charged or incurred by the Bank in connection therewith, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full in cash, and the obligations of Bank hereunder have terminated the balance, if any, in such cash collateral account shall be returned to Borrower. Borrower shall execute and deliver to Bank such further documents and instruments as Bank may request to evidence the creation and perfection of the within security interest in such cash collateral account.

                  3.8 Letter of Credit Applications. In the event of any conflict between the terms of this Article III and the terms of any Letter of Credit Application, the terms of such Letter of Credit Application shall govern and control any such conflict.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

                  4.1 Conditions to Initial Loans or Letter of Credit. "Bank's obligation to make the initial Loans and/or to issue the initial Letter of Credit is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank and its counsel:

                           (a)      receipt by Bank of this Agreement and each
of the Loan Documents, all duly executed by Borrower and/or the other Persons party thereto, acknowledged where required, and in form and substance satisfactory to Bank in its sole and absolute discretion;

                           (b)      receipt by Bank, of a duly executed opinion
of Borrower's counsel, dated as of the Closing Date, covering the matters set forth in Exhibit 4.1(b) and otherwise in form and substance satisfactory to Bank in its sole and absolute discretion;

                           (c)      receipt by Bank of a Certificate of the
Secretary of Borrower, dated as of the Closing Date, certifying (i) the incumbency and signatures of the Responsible Officers of Borrower who are executing this Agreement and the Loan Documents on behalf of Borrower; (ii) the Amended and Restated By Laws of Borrower and all amendments thereto as being true and correct and in full force and effect; and (iii) the resolutions of the Board of Directors of Borrower as being true and correct and in full force and effect, authorizing the execution and delivery of this Agreement and the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Responsible Officers of Borrower to execute the same on behalf of Borrower;

                           (d)      receipt by Bank of Borrower's Amended and
Restated Certificate of Incorporation and all amendments thereto, certified by the Delaware Secretary of State and dated a recent date prior to the Closing Date;

                           (e)      receipt by Bank of a certificate of status
and good standing for Borrower, dated a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of the State of Delaware;

                           (f)      receipt by Bank of certificates of foreign
qualification and good standing for Borrower, dated a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of the State of California;

                           (g)      receipt by Bank of a certificate signed by
the President and Chief Financial Officer of Borrower, dated as of the Closing Date, certifying that (i) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, Borrower is and will be Solvent; (ii) to the best of their knowledge after due and diligent inquiry, the representations and warranties of Borrower contained in this Agreement and the Loan Documents are true and correct in all material respects, and (iii) to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, no Event of Default or Unmatured Event of Default is continuing or shall occur;

                           (h)      receipt by Bank of (i) the Closing Fee, and
(ii) all Expenses owing on the Closing Date, of which Bank acknowledges receipt of $12,500;

                           (i)      no Material Adverse Effect shall have
occurred, as reasonably determined by Bank in its sole and absolute discretion;

                           (j)      receipt by Bank of copies of insurance
binders or insurance certificates evidencing Borrower's having caused to be obtained insurance in accordance with Section 6.5;

                           (k)      receipt by Bank of the Pay-Off Letter from
the Old Lender, if any, and such UCC-2 Termination Statements and other Lien releases as Bank shall require, duly executed by such Old Bank's, all of the foregoing in form and substance satisfactory to Bank;

                           (1)      receipt by Bank of such other documents,
instruments and agreements as Bank may reasonably request in connection with the transactions contemplated hereunder; and

                           (m)      the Closing Date shall have occurred on or
before September 30, 2003.

                  4.2 Conditions to all Loans and Letters of Credit. Bank's obligation hereunder to make any Loans to Borrower (including the initial Loans), and/or to issue any Letters of Credit (including the initial Letter of Credit), is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank:

                           (a)      (i) in the case of a Borrowing, receipt by
Bank of a Notice of Borrowing as required by Section 2.5(b) and written disbursement instructions to Bank consistent with Section 7.1, and (ii) in the case of a Letter of Credit, receipt by Bank of a Letter of Credit Request and the other papers and information required under Section 3.2;

                           (b)      the fact that, immediately before and after
such Borrowing or issuance of Letter of Credit, as the case may be, no Event of Default or Unmatured Event of Default shall have occurred or be continuing; and

                           (c)      the fact that the representations and
warranties of Borrower contained in this Agreement shall be true on and as of the date of such Borrowing, or issuance of Letter of Credit, as the case may be.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

                  In order to induce Bank to enter into this Agreement and to make Loans and/or issue any Letters of Credit, Borrower represents and warrants to Bank that on the Closing Date and on the date of each Borrowing or issuance of a Letter of Credit:

                  5.1 Legal Status. Borrower is a corporation duly organized and existing under the laws of the State of Delaware. Borrower and each Subsidiary has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify could have a Material Adverse Effect.

                  5.2 No Violation; Compliance. The execution, delivery and performance of this Agreement and the Loan Documents to which Borrower is a party are within Borrower's powers, are not in conflict with the terms of the Governing Documents, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect. There is no law, rule or regulation (including Regulations T, U and X of the Federal Reserve Board), nor is there any judgment, decree or order of any court or Governmental Authority binding on Borrower which would be contravened by the execution, delivery, performance or enforcement of this Agreement and the Loan Documents to which Borrower is a party.

                  5.3 Authorization; Enforceability. Borrower has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the Loan Documents to which Borrower is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof, this Agreement, and the Loan Documents to which Borrower is a party will constitute legal, valid and binding agreements and obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

                  5.4 Approvals; Consents. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or the Loan Documents. All requisite Governmental Authorities and third parties have approved or consented to the transactions contemplated by this Agreement and Loan Documents, and all applicable waiting periods have expired and there is no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated by this Agreement and Loan Documents.

                  5.5 Liens. Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its Assets, free and clear of all Liens or rights of others, except for Permitted Liens.

                  5.6 Debt. Borrower and each of the Subsidiaries has no Debt other than Permitted Debt.

                  5.7 Litigation. Except as set forth in Schedule 5.7, there are no suits, proceedings, claims or disputes pending or, to the Knowledge of Borrower, threatened, against or affecting (i) Borrower, (ii) or any of Borrower's Assets, (iii) or any Subsidiary, or (iv) any of such Subsidiary's Assets, which are not fully covered by applicable insurance and as to which no reservation of rights has been taken by the insurer thereunder.

                  5.8 No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the incurring of obligations by Borrower or any Subsidiary under this Agreement or the Loan Documents.

                  5.9 Subsidiaries. Set forth in Schedule 5.9 is a complete and accurate list of the Subsidiaries, showing the jurisdiction of incorporation of each and showing the percentage of Borrower's ownership of the Capital Stock of each Subsidiary. All of the outstanding Capital Stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by Borrower free and clear of all Liens except Permitted Liens

                  5.10 Taxes. All tax returns required to be filed by Borrower and each of the Subsidiaries in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower and each of the Subsidiaries or upon any of their Assets, income or franchises, which are due and payable have been paid. The provisions for taxes on the books of Borrower and each of the Subsidiaries are adequate for all open years, and for Borrower's and each of the Subsidiaries current fiscal period.

                  5.11 Correctness of Financial Statements. Borrower's audited Financial Statement as of its fiscal year ended December 31, 2003, and Borrower's internally prepared Financial Statement as of its fiscal quarters ended March 31, 2003 and June 30, 2003, and all other information and data furnished by Borrower to Bank in connection therewith, are complete and correct and accurately and fairly present the financial condition and results of operations of Borrower and the Subsidiaries as of their respective dates. Any forecasts of future financial performance delivered by Borrower to Bank have been made in good faith and are based on reasonable assumptions and investigations by Borrower. Said Financial Statements have been prepared in accordance with GAAP. Since the date of such Financial Statements, there has been no change in Borrower's or its Subsidiaries' financial condition or results of operations sufficient to have a Material Adverse Effect. Borrower and the Subsidiaries have no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

                  5.12 ERISA. Neither Borrower nor any member of the ERISA Group maintains or contributes to any Plan or Multiemployer Plan, other than those listed on Schedule 5.12. Borrower and each member of the ERISA Group have satisfied the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Effect. None of Borrower, any member of the ERISA Group, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan (other than to make regularly scheduled required contributions and to pay Plan benefits in the normal course) under any applicable law, treaty, rule, regulation, or agreement. Neither Borrower nor any member of the ERISA Group is required to provide security to any Plan under
Section 401(a)(29) of the Internal Revenue Code. Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

                  5.13 Other Obligations. Neither Borrower nor any of its Subsidiaries is in default on any (i) Debt or (ii) any other lease, commitment, contract, instrument or obligation which is material to the operation of its business.

                  5.14 Public Utility Holding Company Act. Borrower is not a holding company, or an affiliate of a holding company or a subsidiary company of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  5.15 Investment Company Act. Borrower is not an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

                  5.16 Patents, Trademarks, Copyrights, and Intellectual Property, etc. To Borrower's knowledge, Borrower and each Subsidiary has all necessary, patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and subsisting and the consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Borrower or any Subsidiary. Except as set forth in Schedule 5.7, Borrower and each Subsidiary has not been charged or, to the best of Borrower's knowledge after due inquiry, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person.

                  5.17 Environmental Condition, (i) None of Borrower's or any Subsidiary's Assets has ever been used by Borrower or such Subsidiary or, to Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials;
(ii) none of Borrower's or any Subsidiary's Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower or any Subsidiary; and (iv) neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment.

                  5.18 Solvency. Borrower and each Subsidiary is Solvent. No transfer of property is being made by Borrower or any Subsidiary and no obligation is being incurred by Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan

Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any Subsidiary.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

                  Borrower covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations, all of Bank's obligations hereunder have been terminated and no Letters of Credit are outstanding, Borrower shall:

                  6.1 Punctual Payments. Punctually pay the interest and principal on the Loans, the Fees and all Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.

                  6.2 Books and Records. Maintain, and cause each of the Subsidiaries to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Bank, upon reasonable notice and during normal business hours from time to time, to inspect, audit and examine such books and records, and to make copies of the same.

                  6.3 Financial Statements. Deliver to Bank the following, all in form and detail reasonably satisfactory to Bank and in such number of copies as Bank may reasonably request:

                           (a)      as soon as available but not later than
forty-five (45) days after the end of each fiscal quarter, a consolidating and consolidated internally prepared Financial Statement for Borrower and the Subsidiaries which shall include Borrower's and the Subsidiaries' consolidating and consolidated balance sheet as of the close of such period, and Borrower's and the Subsidiaries' consolidating and consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, certified by the Chief Financial Officer of Borrower, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Borrower's and its Subsidiaries' financial condition and results of operations for such period;

                           (b)      as soon as available but not later than
forty-five (45) days after the end of each fiscal quarter, a Compliance Certificate from the Chief Financial Officer of Borrower, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her knowledge after due and diligent inquiry there exists no Event of Default or Unmatured Event of Default, and containing the calculations and other details necessary to demonstrate compliance with Sections 7.15;

                           (c)      as soon as available but not later than
thirty (30) days after the end of each fiscal year, an annual operating budget for the following fiscal year;

                           (d)      as soon as available but not later than
ninety (90) days after the end of each fiscal year, a complete copy of Borrower's and the Subsidiaries' consolidated and consolidating audited Financial Statement, which shall include at least Borrower's and the Subsidiaries' balance sheet as of the close of such fiscal year, and Borrower's and the Subsidiaries' statement of income and retained earnings and statement of cash flow for such fiscal year, certified by a certified public accountant selected by Borrower and satisfactory to Bank, (Bank acknowledges that PricewaterhouseCoopers is satisfactory to Bank), which certificate shall not be qualified in any manner whatsoever, and shall include or be accompanied by a statement from such accountant that during the examination, solely with respect to accounting and auditing matters herein, there was observed no Event of Default or Unmatured Event of Default, or a statement of such Event of Default or Unmatured Event of Default if any is found and the actions taken or to be taken with respect thereto;

                           (e)      promptly upon receipt by Borrower, copies of
any and all reports and management letters submitted to Borrower or any Subsidiary by any certified public accountant in connection with any examination of Borrower's or any Subsidiary's financial records made by such accountant;

                           (f)      as soon as available but not later than
three (3) days after filing, notify Bank that they are available on the Borrower's website or deliver copies of all quarterly, annual and any other reports filed with the SEC; and

                           (g)      from time to time, operating statistics,
operating plans and any other information as Bank may reasonably request, promptly upon such request.

                  6.4 Existence; Preservation of Licenses; Compliance with Law. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in every jurisdiction where the failure to preserve and maintain or be so qualified could have a Material Adverse Effect; and preserve, and cause each of the Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations; and comply, and cause each of the Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of the Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, orders of any Governmental Authority having authority or jurisdiction over it, except for such laws, rules and regulations where the failure to so comply could not have a Material Adverse Effect, and comply, and cause each of the Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises.

                  6.5      Insurance.

                           (a)      Maintain, at Borrower's expense, insurance
respecting its Assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                           (b)      Original policies or certificates thereof
satisfactory to Bank evidencing such insurance shall be delivered to Bank at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Bank prompt notice of any loss covered by such insurance. Borrower shall, concurrently with the annual Financial Statements required to be delivered by Borrower pursuant to Section 6.3(d), deliver to Bank, as Bank may request, copies of certificates describing all insurance of Borrower and the Subsidiaries then in effect.

                  6.6 Assets. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained.

                  6.7 Taxes and Other Liabilities. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all assessments and taxes, both real or personal and including federal and state income taxes, and any and all other Permitted Debt.

                  6.8 Notice to Bank. Promptly, upon Borrower acquiring Knowledge thereof, give written notice to Bank of:

                           (a)      all litigation affecting Borrower or any
Subsidiary where the amount in controversy is in excess of Five Hundred Thousand Dollars ($500,000);

                           (b)      any dispute which may exist between Borrower
or any Subsidiary, on the one hand, and any Governmental Authority, on the other;

                           (c)      any labor controversy resulting in or
threatening to result in a strike against Borrower or any Subsidiary;

                           (d)      any proposal by any Governmental Authority
to acquire the Assets or business of Borrower or any Subsidiary, or to compete with Borrower or any Subsidiary;

                           (e)      any reportable event under Section
4043(c)(5), (6) or (13) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under
Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year;

                           (f)      any Event of Default or Unmatured Event of
Default; and

                           (g)      any other matter which has resulted or could
reasonably be expected to result in a Material Adverse Effect.

                  6.9      Employee Benefits.

                           (a)      (i) Promptly, and in any event within ten
(10) Business Days after Borrower obtains Knowledge that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Effect, deliver or cause to be delivered a written statement of the Chief Financial Officer of Borrower describing such ERISA Event and any action that is being taken with respect thereto by Borrower or member of the ERISA Group, and any action taken or threatened by the Internal Revenue Service, Department of Labor, or PBGC. Borrower shall (i) be deemed to know all facts known by the administrator of any Plan of which it is the plan sponsor; (ii) promptly and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, deliver or cause to be delivered a copy of each funding waiver request filed with respect to any Plan and all communications received by Borrower or, to the knowledge of Borrower, any member of the ERISA Group with respect to such request; and (iii) promptly and in any event within three (3) Business Days after receipt by Borrower or, to the knowledge of Borrower, any member of the ERISA Group, of the PBGC's intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice.

                           (b)      Cause to be delivered to Bank, upon Bank's
request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements of other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries;
(ii) the most recent determination letter issued by the IRS with respect to each Plan; (iii) for the three (3) most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Plan;
(iv) all actuarial reports prepared for the last three (3) Plan years for each Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any member of the ERISA Group to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any member of the ERISA Group regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

                  6.10 Further Assurances. Execute and deliver, or cause to be executed and delivered, upon the request of Bank and at Borrower's expense, such additional documents, instruments and agreements as Bank may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.

                  6.11 Bank Accounts. Maintain its primary operating accounts at Bank and its cash equivalent investments in accounts at an Affiliate of Bank.

                  6.12 Environment. Be and remain, and cause each Subsidiary and each operator of any of Borrower's or any Subsidiary's Assets to be and remain, in compliance with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify Bank immediately of any notice of a hazardous discharge or environmental complaint received from any Governmental Authority or any other Person; notify Bank immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Bank's request, and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form and content to Bank, and such other and further assurances reasonably satisfactory to Bank that the condition has been corrected.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

                  Borrower further covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations, all of Bank's obligations hereunder have been terminated and no Letters of Credit are outstanding, Borrower shall not:

                  7.1      Use of Funds; Margin Regulation.

                           (a)      Use any proceeds of the Revolving Loans for
any purpose other than (i) for working capital and general corporate purposes, and (ii) Acquisitions, subject to Section 7.8(b); or

                           (b)      Use any portion of the proceeds of the Loans
in any manner which might cause the Loans, the application of the proceeds thereof, or the transactions contemplated by this Agreement to violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System, or any other regulation of such board, or to violate the Securities and Exchange Act of 1934, as amended or supplemented.

                  7.2 Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.

                  7.3 Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (including the lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or sign or file, or permit any Subsidiary to sign or file, under the UCC as adopted in any jurisdiction, a financing statement which names Borrower or any Subsidiary as a debtor, except with respect to Permitted Liens, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to Permitted Liens.

                  7.4 Merger, Consolidation, Transfer of Assets. Wind up, liquidate or dissolve, reorganize, reincorporate, merge or consolidate with or into any other Person, or acquire all or substantially all of the Assets or the business of any other Person, or permit any Subsidiary to do so, except as may be otherwise permitted under Section 7.8(b); provided, however, upon prior written notice to Bank, any Subsidiary may merge into or consolidate with or transfer Assets to Borrower or any other Subsidiary,

                  7.5      Reserved.

                  7.6 Sales and Leasebacks. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.

                  7.7 Asset Sales. Conduct any Asset Sale, or permit any Subsidiary to do so, other than (i) sales of Inventory in the ordinary course of business, (ii) dispositions of obsolete, worn or nonfunctional equipment, and
(iii) other Asset Sales involving Assets valued in the aggregate not more than $2,500,000.

                  7.8      Investments and Acquisitions.

                           (a)      Except as otherwise provided in Section
7.8(b), make, or permit any Subsidiary to make, any loans or advances to, or any investment in, any Person; or acquire, or permit any Subsidiary to acquire, any Capital Stock, Assets, obligations, or other securities of, make any contribution to, or otherwise acquire any interest in, any Person; or acquire or form or permit any Subsidiary to acquire or form, any new Subsidiary; or participate, or permit any Subsidiary to participate, as a partner or joint venturer with any other Person.

                           (b)      Notwithstanding the terms of Section 7.8(a),
Borrower may make Acquisitions from time to time, provided that all of the following conditions with respect thereto have been fulfilled to the satisfaction of Bank, in its sole discretion, prior to the closing of any
Acquisition:

                                    (i)      The aggregate investment of
Borrower in all Acquisitions shall not exceed $35,000,000 over the Revolving Credit Commitment;

                                    (ii)     No Acquisition shall be "hostile";

                                    (iii)    The target company must be in the
electronics industry and sell products related to Borrower's products;

                                    (iv)     Borrower shall have delivered to
Bank a pro forma Compliance Certificate, certified by the Chief Financial Officer of Borrower, demonstrating that both before and after giving effect to the applicable Acquisition, no Event of Default is continuing or will result therefrom;

                                    (v)      Borrower shall not close in any 12
month period more than two Acquisitions each of which having total consideration payable to the seller of greater than $5,000,000;

                                    (vi)     Borrower shall not close in any 12
month period more than five Acquisitions of any size;

                                    (vii)    Borrower shall not close any
Acquisition having total consideration payable to the seller of greater than $5,000,000 unless the Consolidated EBITDA for the target company is positive on a trailing 12 month basis; and

                                    (viii)   Borrower shall not be a party to
more than two Purchase Agreements at a time unless the aggregate consideration payable to the sellers under all such Purchase Agreements is less than $15,000,000.

                  7.9 Character of Business. Engage in any business activities or operations substantially different from or unrelated to its present business activities and operations, or permit any Subsidiary to do so.

                  7.10     Distributions.

                           (a)      Except as otherwise permitted by Sections
7.10(b) and (c), declare or pay any Distributions; or purchase, redeem, retire, or otherwise acquire for value any of its Capital Stock now or hereafter outstanding; or make any distribution of Assets to its shareholders, whether in cash, Assets, or in obligations of Borrower; or allocate or otherwise set apart any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any of its Capital Stock; or make any other distribution by reduction of capital or otherwise in respect of any of its Capital Stock; or permit any Subsidiary to purchase or otherwise acquire for value any Capital Stock of Borrower or any other Subsidiary.

                           (b)      Notwithstanding Section 7.10(a), commencing
with Borrower's fiscal year which began January 1, 2003, Borrower may declare and pay quarterly cash Distributions to its shareholders in an amount not to exceed one hundred percent (100%) of Borrower's Consolidated Net Income for the prior fiscal quarter; provided that such Distributions are paid within 90 days of the applicable fiscal quarter end; provided, further, that any Distributions permitted under this Section 7.10(b) but not paid, may be carried forward and paid at any time within 90 days of the end of the same fiscal year.

                           (c)      Notwithstanding Section 7.10(a), Borrower
may redeem or purchase on the open market up to 1,500,000 shares of its outstanding Common Stock.

                  7.11 Guaranty. Assume, guaranty, endorse (other than checks and drafts received by Borrower in the ordinary course of business or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse (other than checks and drafts received by such Subsidiary in the ordinary course of business), or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; or pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.

                  7.12     Reserved.

                  7.13 Transactions with Affiliates. Enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, or permit any Subsidiary to enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, other than in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

                  7.14     Reserved.

                  7.15     Financial Condition. Permit or suffer:

                           (a)      Consolidated Effective Tangible Net Worth,
measured as of the end of each fiscal quarter, at any time to be less than $66,000,000.

                           (b)      the Consolidated Total Liabilities to
Consolidated Effective Tangible Net Worth Ratio, measured as of the end of each fiscal quarter, at any time to exceed the 0.65:1.0.

                           (c)      the Quick Ratio, measured as of the end of
each fiscal quarter, at any time to be less than 1.50:1.0.

                           (d)      Consolidated Net Income at the end of any
two consecutive fiscal quarters to be less than $0.

                           (e)      Consolidated Net Income at the end of any
fiscal year to be less than $2,500,000.

                  7.16     Transactions Under ERISA. Directly or indirectly:

                           (a)      engage, or permit any member of the ERISA
Group to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                           (b)      permit to exist with respect to any Plan any
accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

                           (c)      fail, or permit any member of the ERISA
Group to fail, to pay timely required contributions or installments due with respect to any waived funding deficiency to any Plan;

                           (d)      terminate, or permit any member of the ERISA
Group to terminate, any Plan where such event would result in any liability of Borrower or any member of ERISA Group under Title IV of ERISA;

                           (e)      fail, or permit any member of the ERISA
Group to fail, to make any required contribution or payment to any Multiemployer Plan;

                           (f)      fail, or permit any member of the ERISA
Group to fail, to pay to a Plan or Multiemployer Plan any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

                           (g)      amend, or permit any member of the ERISA
Group to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower or any member of the ERISA Group is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code; or

                           (h)      withdraw, or permit any member of the ERISA
Group to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

                           (i)      which, individually or in the aggregate,
results in or reasonably would be expected to result in a claim against or liability of Borrower, any of the Subsidiaries or any member of the ERISA Group in excess of Five Hundred Thousand Dollars ($500,000).

                                  ARTICLE VIII

                         EVENTS OF DEFAULT AND REMEDIES

                  8.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an "Event of Default) hereunder:

                           (a)      Borrower fails to pay when due any payment
of principal or interest due on the Loans;

                           (b)      Borrower fails to pay when due any Fees,
Expenses or any other amount payable hereunder or under any Loan Document involving individually or in the aggregate Twenty-Five Thousand Dollars ($25,000.00) or more and such failure continues for fifteen (15) days after the same shall have been due;

                           (c)      Borrower fails to observe or perform any of
the covenants and agreements set forth in Article VII;

                           (d)      Borrower fails to observe or perform any
covenant or agreement set forth in this Agreement or the Loan Documents (other than those covenants and agreements described in Sections 8.1 (a) and 8.1(b)), and such failure continues for fifteen (15) days after the earlier to occur of
(i) Borrower obtaining Knowledge of such failure or (ii) Bank's dispatch of notice to Borrower of such failure;

                           (e)      Any representation, warranty or
certification made by Borrower or any Responsible Officer of Borrower in this Agreement or any Loan Document, in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document proves to have been misleading or untrue in any material respect when made or if any such representation warranty or certification is withdrawn;

                           (f)      Any event or condition occurs that: (i)
results in the acceleration of the maturity of any of Borrower's Debt; or (ii) permits (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof;

                           (g)      Borrower commences a voluntary Insolvency
Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;

                           (h)      An involuntary Insolvency Proceeding is
commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and any of the following events occur: (i) the petition commencing the Insolvency Proceeding is not timely controverted; (ii) the petition commencing the Insolvency Proceeding is not dismissed within thirty
(30) calendar days of the date of the filing thereof; (iii) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, Borrower or such Guarantor; or (iv) an order for relief shall have been issued or entered therein;

                           (i)      Borrower suffers (i) one or more judgements
in the aggregate over applicable insurance coverage or (ii) one or more writs, warrant of attachment, or similar process; any of which individually or in the aggregate involves One Hundred Fifty Thousand Dollars ($150,000) or more;

                           (j)      A judgment creditor obtains possession of
any of the Assets of Borrower by any means, including levy, distraint, replevin, or self-help, or any order, judgment or decree is entered decreeing the dissolution of Borrower;

                           (k)      Borrower is enjoined, restrained or in any
way prevented by court order from continuing to conduct all or any material part of its business affairs;

                           (l)      A notice of lien, levy or assessment is
filed of record with respect to any or all of Borrower's Assets by any Governmental Authority, or any taxes or debts owing at any time hereafter to any Governmental Authority becomes a Lien, whether inchoate or otherwise, upon any or all of Borrower's Assets and the same is not paid on the payment date thereof;

                           (m)      If Borrower's records are prepared and kept
by an outside computer service bureau on the Closing Date or during the term of this Agreement such an agreement with an outside service bureau is entered into, and at any time thereafter, or Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau, each without first obtaining the written consent of Bank, (provided however, that Bank acknowledges that Borrower maintains or is in the process of maintaining its stock option plan information with Transcentive, Inc.) or said computer service bureau fails to provide Bank with any requested information or financial data pertaining to Borrower's financial condition or the results of Borrower's operations;

                           (n)      Any reportable event, which Bank determines
constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan, or the PBGC shall institute proceedings to terminate any Plan and in case of any event described in this Section 8.1(o), the aggregate amount of Borrower's liability to the PBGC under Sections 4062,4063 or 4064 of ERISA shall exceed five percent (5%) of the Consolidated Effective Tangible Net Worth;

                           (o)      Any Change of Control occurs;

                           (p)      Any of the Loan Documents fails to be in
full force and effect for any reason, or a breach, default or an event of default occurs under any Loan Document; or

                           (q)      Any other Material Adverse Effect occurs.

                  8.2 Remedies. Upon the occurrence of any Event of Default described in Section 8.1(g) or 8.1(h), Bank's obligation hereunder to make Loans to Borrower and/or Bank's to issue Letters of Credit shall immediately terminate and the Obligations shall become immediately due and payable without any election or action on the part of Bank, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Upon the occurrence and continuance of any other Event of Default, either or both of the following actions may be taken: (i) Bank may without notice of its election and without demand, immediately terminate the Revolving Credit Commitment, whereupon Bank's obligation to make Loans to Borrower and/or to issue Letters of Credit shall immediately cease; and (ii) Bank may, without notice of its election and without demand, declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

                  8.3 Appointment of Receiver or Trustee. Borrower hereby irrevocably agrees that Bank, has the right under this Agreement, upon the occurrence of an Event of Default, to seek the appointment of a receiver, trustee or similar official over Borrower to effect the transactions contemplated by this Agreement, and that Bank is entitled to seek such relief. Borrower hereby irrevocably agrees not to object to such appointment on any grounds.

                  8.4 Remedies Cumulative. The rights and remedies of Bank herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

                                   ARTICLE IX

                                      TAXES

                  9.1 Taxes on Payments. All payments in respect of the Obligations shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, levies, imposts, deductions, charges, withholdings, assessments or governmental charges, and all liabilities with respect thereto, imposed by the United States of America, any foreign government, or any political subdivision or taxing authority thereof or therein, excluding any taxes imposed on Bank under the Internal Revenue Code or similar state and local laws and determined by such Bank's net income, and any franchise taxes imposed on Bank by any state (or any political subdivision thereof) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, assessments, charges and liabilities being hereinafter referred to as "Taxes"). If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to Bank, then Borrower shall (i) increase the amount of such payment so that Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, and (ii) pay such Taxes to the appropriate taxing authority for the account of Bank prior to the date on which penalties attach thereto or interest accrues thereon; provided, however, if any such penalties or interest shall become due, Borrower shall make prompt payment thereof to the appropriate taxing authority.

                  9.2 Indemnification For Taxes. Borrower shall indemnify Bank for the full amount of Taxes (including penalties, interest, expenses and Taxes arising from or with respect to any indemnification payment) arising therefrom or with respect thereto, whether or not the Taxes were correctly or legally asserted. This indemnification shall be made on demand. If Borrower makes a payment under Section 9.1 or this Section 9.2 for account of Bank and Bank reasonably determines that it has received or been granted a credit against or relief or remission for, or repayment of, any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, Bank shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to Borrower such amount as Bank shall have reasonably determined to be attributable to such deduction or withholding. The amount paid by Bank to Borrower pursuant to the immediately preceding sentence shall not exceed: (x) in the case of a refund of cash, the amount of cash refunded to Bank with respect to such Tax; or (y) in the case of a refund taking the form of a credit against Tax, the economic benefit to Bank with respect to the amount received as credit with respect to such Tax. Borrower further agrees promptly to return to Bank the amount of any credit or refund actually paid to Borrower by Bank if Bank is required to repay it.

                  9.3 Evidence of Payment. Within thirty (30) days after the date of payment of any Taxes, Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment due hereunder or under the Notes, Borrower shall furnish to Bank a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to Bank, in either case stating that such payment is exempt from or not subject to Taxes.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify by notice to the other party in accordance with this Section 10.1. Each such notice, request or other communication shall be deemed given on the second (2nd) business day after mailing; provided that actual notice, however and from whomever given or received, shall always be effective on receipt; provided further that notices to Bank pursuant to Article II and Article III shall not be effective until received by a Responsible Officer of Bank.

                  10.2 No Waivers. No failure or delay by Bank in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  10.3     Expenses; Documentary Taxes; Indemnification.

                           (a)      Borrower shall pay all Expenses on demand.

                           (b)      Borrower shall pay all and indemnify Bank
against any and all transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority and imposed by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith.

                           (c)      Borrower shall and hereby agrees to
indemnify, protect, defend and hold harmless Bank and their respective directors, officers, Banks, employees and attorneys (collectively, the "Indemnified Persons" and individually, an "Indemnified Person") from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including attorneys' fees and attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not Bank is designated a party thereto, which arise out of or are in any way related to (1) this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Loans, or (3) Bank's entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto; (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about Borrower's operations or property or property leased by Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials; and (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by Borrower or Bank in connection with compliance by Borrower with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person); and (iv) all losses and expenses which any Indemnified Person sustains or incurs as a result of (x) any prepayment of a LIBOR Lending Rate Portion prior to the last day of the applicable Interest Period for any reason, including termination of this Agreement or pursuant to
Section 8.2, or (y) any failure by Borrower, for any reason, to borrow any LIBOR Lending Rate Portion in accordance with the terms hereof. The indemnification set forth herein shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtained in order to fund the Loans to Borrower at the LIBOR Lending Rate, and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations to Bank which is permissible under applicable law.

                           (d)      Borrower's obligations under this Section
10.3 and under Section 9.2 shall survive any termination of this Agreement and the Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.

                  10.4 Amendments and Waivers. Neither this Agreement nor any Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.4. Bank may from time to time, (a) enter into with Borrower or any other Person written amendments, supplements or modifications hereto and to the Loan Documents or (b) waive, on such terms and conditions as Bank may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Event Default or Unmatured Event of Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and specific purpose for which given. Any such waiver and any such amendment, supplement or modification shall be binding upon Borrower, Bank and all future holders of the Loans. In the case of any waiver, Borrower and Bank shall be restored to their former positions and rights hereunder and under the Loan Documents, and any Event of Default or Unmatured Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Event of Default or Unmatured Event of Default or impair any right consequent thereon.

                  10.5     Successors and Assigns; Participations; Disclosure.

                           (a)      This Agreement shall be binding upon and
inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all Bank's and any such prohibited assignment or transfer by Borrower shall be void.

                           (b)      Bank may make, carry or transfer the Loans
at, to or for the account of, any of its branch offices or the office of an Affiliate of Bank or to any Federal Reserve Bank, all without Borrower's consent.

                           (c)      Bank may, at its own expense, assign to one
or more banks or other financial institutions all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents. In the event of any such assignment by Bank pursuant to this Section 10.5(c), Bank's obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Bank's assignee to the extent provided for in the document evidencing such assignment, and Bank shall give prompt notice of such assignment to Borrower. The provisions of this Section 10.5 relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by Bank of any Loan or the Note to any Federal Reserve Bank in accordance with applicable law.

                           (d)      Bank may at any time sell to one or more
banks or other financial institutions (each a "Participant") participating interests in the Loans, the Letters of Credit and in any other interest of Bank hereunder. In the event of any such sale by Bank of a participating interest to a Participant, Bank's obligations under this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement. Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article IX with respect to its participating interest.

                           (e)      Borrower authorizes each Bank to disclose to
any assignee under Section 10.5(c) or any Participant (either, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning Borrower which has been delivered to such Bank by Borrower pursuant to this Agreement or which has been delivered to such Bank by Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement; provided that such Transferee or prospective Transferee has first agreed to be bound by the provisions of Section 10.6.

                           (f)      Borrower agrees that Bank may use Borrower's
and the Subsidiaries' name(s) in advertising and promotional materials, and in conjunction therewith, Bank may disclose the amount of the Loans and the purpose thereof.

                  10.6 Confidentiality. Bank agrees to keep confidential any information relating to Borrower and the Subsidiaries previously delivered or delivered from time to time by Borrower hereunder; provided that nothing herein shall prevent Bank from disclosing such information: (a) to any Affiliate of Bank or any actual or potential Transferee that agrees to be bound by this
Section 10.6, (b) upon order, subpoena, or other process of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over Bank, (d) which has been publicly disclosed (other than by Bank or any Transferee unless such disclosure was otherwise permitted hereunder), (e) which has been obtained from any Person that is not a party hereto or an Affiliate of any such party, (f) in connection with the exercise of any remedy, or the resolution of any dispute, hereunder or under any Loan Document, (g) to the legal counsel or certified public accountants for Bank or (h) as otherwise permitted by Borrower or as expressly contemplated by this Agreement.

                  10.7 Counterparts; Effectiveness; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be effective when executed by each of the parties hereto. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

                  10.8 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unen-forceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.

                  10.9 Knowledge. For purposes of this Agreement, an individual will be deemed to have knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Borrower will be deemed to have knowledge of a particular fact or other matter if the chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, senior vice president or other such officer of Borrower has, or at any time had, knowledge of such fact or other matter.

                  10.10    Additional Waivers.

                           (a)      Borrower agrees that checks and other
instruments received by Bank in payment or on account of the Obligations constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of the Obligations and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

                           (b)      Borrower waives demand, protest, notice of
protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

                           (c)      Borrower waives the right and the right to
assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that a Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.

                  10.11 Destruction Of Borrower's Documents. Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

                  10.12    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                           (a)      THE VALIDITY OF THIS AGREEMENT AND THE OTHER
LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

                           (b)      THE PARTIES AGREE THAT ALL ACTIONS OR
PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT BANK'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE BANK ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND BANK WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 10.12.

                           (c)      BORROWER AND BANK HEREBY WAIVE THEIR
RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND BANK REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                                      * * *

                [remainder of this page intentionally left blank]

                                      * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    UNIVERSAL ELECTRONICS INC.

                                    By /s/ Mark Z. Belzowski
                                       ----------------------------------------
                                       Mark Z. Belzowski, Vice President and
                                       Chief Financial Officer

                                    Address for notices:

                                    Universal Electronics Inc.
                                    6101 Gateway Drive
                                    Cypress, CA 90630
                                    Attn: Chief Financial Officer
                                    Telephone: (714) 820-1000
                                    Facsimile: (714)820-1151

                                    with a required copy to:
                                    Richard A. Firehammer, Jr.
                                    Sr. VP and General Counsel
                                    Universal Electronics Inc.
                                    8190 Carrington Place
                                    Bainbridge Township, Ohio 44023
                                    Telephone: (440) 708-0720
                                    Facsimile: (440) 708-0721

                                    COMERICA BANK

                                    By /s/ Thomas R. Kelly
                                       ----------------------------------------
                                       Thomas R. Kelly, Vice President

                                    Address for notices and Lending Office:

                                    Comerica Bank - California
                                    301 Ocean Boulevard, Suite 1800
                                    Long Beach, CA 90802
                                    Attn: Thomas R. Kelly
                                    Telephone: (562) 590-2530
                                    Facsimile: (562) 590-2534

                                 Exhibit 2.5(b)
                                       To
                                Credit Agreement

                           Form of Notice of Borrowing

                               NOTICE OF BORROWING

To:               COMERICA BANK
                  301 Ocean Boulevard, Suite 1800
                  Long Beach, California 90802
                  Attn: Thomas R. Kelly
                        Vice President

                  This Notice of Borrowing is given pursuant to Section 2.5(b) of that certain Credit Agreement, dated as of September 15, 2003 (the "Agreement"), between UNIVERSAL ELECTRONICS INC., a Delaware corporation ("Borrower"), and COMERICA BANK, a Michigan banking corporation ("Bank"). All initially capitalized terms used but not defined in this Notice of Borrowing shall have the meanings assigned to such terms in the Agreement.

                  The undersigned hereby requests a Borrowing as follows:

                  $_______________Base Lending Rate Portion(1)

                  $_______________ LIBOR Lending Portion with an Interest Period of ___ [1, 2, 3, 4 or 6] months and expiring on _______________,20 ____ ($1,000,000 minimum)(2)

                  $_______________Total

                  The undersigned requests that such Borrowing be made available on ________________, 20____, and credited into Borrower's general deposit account number______________maintained with Bank.

                  The undersigned certifies that, as of the date of the requested Borrowing:

                  (a) the representations and warranties of Borrower contained in the Agreement and the Loan Documents are true and correct on and as of such date, except to the extent such representations and warranties expressly relate solely to an earlier date;

                  (b) no Event of Default or Unmatured Event of Default has occurred or will result from the proposed Borrowing;

                  (c) after giving effect to the Loans requested hereby, the aggregate principal amount of Revolving Loans outstanding plus the Letter of Credit Usage will not exceed the aggregate amount of the Revolving Credit Commitment;

---------------------------

(1) Notice must be given to Bank no later than 11:00 a.m., Pacific time, one (1) Business Day prior to the day on which such Borrowing is to be made.

(2) Notice must be given to Bank no later than 9:00 a.m., Pacific time, three (3) LIBOR Business Days prior to the day in which such Borrowing is to be made.

                                 Exhibit 2.5(b)

                  (d) after giving effect to the Borrowing(s) requested hereby, there shall be no more than three (3) LIBOR Lending Rate Portions outstanding;

                  (e) the proceeds of the Loan requested hereby shall be used in accordance with Section 7.1 of the Agreement; and

                  (f) Borrower has satisfied in all respects all conditions under the Agreement to be performed or satisfied by it on or before such date.

Dated: __________, 20___                  UNIVERSAL ELECTRONICS INC.

                                          By __________________________________
                                          Name:________________________________
                                          Title: ______________________________

                                 Exhibit 2.5(b)

                                 Exhibit 2.6(b)
                                       To
                                Credit Agreement

                  Form of Notice of Conversion or Continuation

                      NOTICE OF CONVERSION OR CONTINUATION

To:               COMERICA BANK
                  301 Ocean Boulevard, Suite 1800
                  Long Beach, California 90802
                  Attn: Thomas R. Kelly
                        Vice President

         This Notice of Conversion or Continuation is given pursuant to Section 2.6(b) of that certain Credit Agreement, dated as of September 15, 2003 (the "Agreement"), between UNIVERSAL ELECTRONICS INC., a Delaware corporation ("Borrower"), and COMERICA BANK, a Michigan banking corporation ("Bank"). All initially capitalized terms used but not defined in this Notice of Conversion or Continuation shall have the meanings assigned to such terms in the Agreement.

         We hereby request that you:

         1.       Convert $_______________________ [$1,000,000 minimum] in
principal amount of Base Lending Rate Portions of Revolving Loans on_________________________, 20___, to a LIBOR Lending Rate Portion with an Interest Period of_________[1, 2, 3, 4 or 6] months and expiring on ___________, 20___;

         2. Convert $______________________ in principal amount of LIBOR Lending Portions of Revolving Loans on the expiration of the Interest Period applicable thereto, to a Base Lending Rate Portion;

         3.       Continue as LEBOR Lending Rate Portions
$______________________________in principal amount of presently outstanding LIBOR Lending Rate Portions of Revolving, commencing on the expiration of the Interest Period applicable thereto, with a new Interest Period of _____ [1,2, 3,4 or 6] months and expiring on______________________, 20___;

         We certify that, as of the date hereof:

         (a) no Event of Default or Unmatured Event of Default is continuing; and

         (b) after giving effect to the continuation or conversion requested hereby, there shall be no more than three (3) LIBOR Lending Rate Portions outstanding.

Dated: ______, 20___                     UNIVERSAL ELECTRONICS INC.

                                         By /s/ MARK Z. BELZOWSKI
                                            -----------------------------------
                                         Name: ________________________________
                                         Title: _______________________________

                                 Exhibit 2.6(b)

                                 Exhibit 4.l(b)
                                       To
                                Credit Agreement

                     Form of Opinions of Borrower's Counsel

                                 Exhibit 6.3(b)
                                       To
                                Credit Agreement

                         Form of Compliance Certificate

                             COMPLIANCE CERTIFICATE

To:               COMERICA BANK
                  301 Ocean Boulevard, Suite 1800
                  Long Beach, California 90802
                  Attn: Thomas R. Kelly
                        Vice President

         This Compliance Certificate is given pursuant to Section 6.3(b) of that certain Credit Agreement, dated as of September 15, 2003 (the "Agreement"), between UNIVERSAL ELECTRONICS INC., a Delaware corporation ("Borrower"), and COMERICA BANK, a Michigan banking corporation ("Bank"). All initially capitalized terms used but not defined in this Compliance Certificate shall have the meanings assigned to such terms in the Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

         (1) He/She is the duly elected Chief Financial Officer of Borrower;

         (2) He/She reviewed the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition of Borrower during the accounting period covered by the attached financial statements; and

         (3) The examinations described in Paragraph (2) above did not disclose, and he/she has no knowledge of, the existence of any condition or event which constitutes an Unmatured Event of Default or Event of Default during, or at the end of. the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below; and

         Described below are the exceptions, if any, to Paragraph (3) above which list, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

         This Compliance Certificate, together with the computations set forth in Schedule 1 hereto and the financial statements delivered concurrently herewith in support hereof, are made and delivered this 16 day of September, 2003

                                        UNIVERSAL ELECTRONICS INC.

                                        By: /s/ MARK Z. BELZOWSKI
                                            ---------------------------------
                                        Chief Financial Officer

                                 Exhibit 6.3(b)

                             COMPLIANCE CERTIFICATE

                                   SCHEDULE 1

                             SCHEDULE OF COMPLIANCE
        FOR THE FISCAL QUARTER ENDED ON_______________________, 20_____



SECTION 7.15(a) - CONSOLIDATED EFFECTIVE TANGIBLE NET WORTH

A.   Borrower's consolidated total stockholder's equity:            $___________

B.   Intangible Assets of Borrower:                                 $___________

C.   Amounts due to Borrower from Affiliates:                       $___________

D.   Line A minus the sum of Lines B and C:                         $___________

E.   Base Amount                                                    $ 66,000,000

F.   Covenant: Is Line D greater than Line E                    Yes ____ No ____

SECTION 7.15(b) - CONSOLIDATED TOTAL LIABILITIES TO CONSOLIDATED EFFECTIVE TANGIBLE NET WORTH

A.   Borrower's consolidated total liabilities, calculated
     in accordance with GAAP:                                       $___________

B.   Consolidated Effective Tangible Net Worth:                     $___________

C.   Ratio of Line A to Line B:                                        ____ :1.0

D.   Covenant: (Not greater than):                                      0.65:1.0

SECTION 7.15(c) - QUICK RATIO

A.   The sum of Borrowers' accounts receivable plus
     Borrowers' cash on hand and marketable securities:             $___________

B.   Current Liabilities (including the Obligations):               $___________

C.   Ratio of Line A to Line B:                                        ____ :1.0

D.   Covenant: (Not less than)                                          1.50:1.0

SECTION 7.15(d) - CONSOLIDATED NET INCOME (FISCAL QUARTERS)

A. The consolidated net income of Borrower and the Subsidiaries after all federal, state and local income taxes reflected on Borrower's Financial Statement, as of the end

                                 Exhibit 6.3(b)
     of the last two consecutive fiscal quarters, calculated in
     accordance with GAAP:                                          $___________

B.   Base Amount                                                    $          0

G.   Covenant: Line A less than Line B                              Yes____No___

SECTION 7.15(e) - CONSOLIDATED NET INCOME (FISCAL YEAR) (3)

C.   The consolidated net income of Borrower and the
     Subsidiaries after all federal, state and local
     income taxes reflected on Borrower's Financial
     Statement, as of the end of the last fiscal year,
     calculated in accordance with GAAP:                            $___________

D.   Base Amount                                                    $  2,500,000

H.   Covenant: Line A less than Line B                            Yes ___ No ___

--------------------------

(3) Required to be reported for fiscal quarter ending December 31.

                                 Exhibit 6.3(b)

                                  Schedule 5.7
                                       To
                                Credit Agreement

                                   Litigation

       See Borrower's filings with the Securities and Exchange Commission

                                  Schedule 5.9
                                       To
                                Credit Agreement

                                  Subsidiaries

       See Borrower's filings with the Securities and Exchange Commission

                                  Schedule 5.12
                                       To
                                Credit Agreement

                             Employee Benefit Plans

Universal Electronics Inc. Flexible Spending Plan

Universal Electronics Inc. 401(k) And Profit Sharing Plan

Universal Electronics Inc. Jefferson Pilot Group Long Term Disability Insurance Policy

Universal Electronics Inc. Jefferson Pilot Group Insurance Policy

Universal Electronics Inc. Jefferson Pilot Group Dental Policy

Universal Electronics Inc. Aetna U.S. Healthcare (Customer #US 033846)

Universal Electronics Inc. Executive Bonus 162 Plan - Life Insurance - Equitable Life